AllianceBernstein Core Opportunities Fund, Inc.

811-09687

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Core Opportunities Fund, Inc. (the Fund) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011. At the
December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.
At the January 5, 2011Meeting, the fifth item of business, changes to fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. With respect to the fourth item, to amend and restate the charter of the Fund, an insufficient number of required outstanding shares were voted in favor of the proposal and, therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For 	Withheld Authority
John H. Dobkin		5,935,230	280,398
Michael J. Downey	5,952,520	263,108
William H. Foulk, Jr.	5,931,404	284,224
D. James Guzy		5,925,688	289,940
Nancy P. Jacklin	5,953,477	262,151
Robert M. Keith		5,929,060	286,568
Garry L. Moody		5,946,863	268,765
Marshall C. Turner	5,948,201	267,428
Earl D. Weiner		5,930,265	285,363



Votes
4.   Approve
the amendment and restatement of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof new provisions set forth in the Form of Articles of Amendment and Restatement attached to the accompanying Proxy Statement as Appendix C.

Voted For	Voted Against	Abstained	Non-Broker
4,233,360	141,650		348,141		1,477,617


Votes
5.   Approve
the Amendment of the Funds fundamental policy regarding commodities

Voted For	Voted Against	Abstained	Non-Broker
4,208,618	188,412		326,120		1,477,617



ABLegal/ACOF-Nsar-77C-11/2010






ablegal -  1994631 v1